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                                   AMENDMENT
                                      TO
                                   CLASS IB
                            DISTRIBUTION AGREEMENT

         AMENDMENT dated as of October 8, 1997 by and between The Hudson River Trust (the "Trust") and Equitable Distributors, Inc. (the "Distributor").

                                  WITNESSETH:

         WHEREAS, the Trust and the Distributor are parties to a certain Class IB Distribution Agreement (the "Agreement") dated as of July 8, 1996; and

         WHEREAS, the Trust and the Distributor desire to amend the Agreement as follows:

         NOW, THEREFORE, the Trust and the Distributor agree as follows:

         Section 1. The Agreement is hereby modified and amended by replacing
Section 5 thereof with the following:

                           Section 5. (a) As compensation for services
                  rendered and expenses borne in connection with the distribution of Class IB shares, each Portfolio (other than the Alliance Small Cap Growth Portfolio) shall pay the Distributor a monthly fee (payable on or before the fifth business day of the following month) at a rate equal to .25% per annum of the average daily net assets of the Portfolio attributable to Class IB shares. The Distributor may, but need not, pay or charge Participating Insurance Companies pursuant to agreements as described in Section 2.

                           (b) As compensation for services rendered and
                  expenses borne in connection with the distribution of Class IB shares for calendar year 1997 and each succeeding year (or part thereof) until terminated as hereinafter provided, the Alliance Small Cap Growth Portfolio shall pay an annual fee not to exceed the lesser of (A) .25% of the average daily net assets of the Portfolio attributable to Class IB shares and (B) an amount, that, when added to all other Subject Expenses allocated to the Class IB shares of the portfolio, causes total annual Subject Expenses allocated to Class IB shares of the Portfolio to equal 1.20% of the average daily net assets of the Portfolio attributable to Class IB shares. The Alliance Small Cap Portfolio shall make monthly progress payments in respect of the fee payable for its Class IB shares. Each monthly progress payment shall be made on or before the fifth business day of the following month and shall be in an amount such that the aggregate of such payments for the year to date (less any amounts returned by the Distributor pursuant to the following sentence) equals the lesser of the amounts set forth in clauses (A) and (B) of this paragraph, pro rated for periods less than one year and calculated using year-to-date Subject Expenses and average daily net assets. In the event the amount of the progress payment calculated as specified in the preceding sentence for any month is less than zero, the Distributor shall, on or before the tenth business day of the following month, return to the Alliance Small Cap Growth Portfolio such amount, but only to the extent of any progress payments previously paid to the Distributor for preceding months of the same year and not previously returned to the Alliance Small Cap Growth Portfolio. The provisions of

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                  this paragraph 5(b) shall terminate on June 30th of any year unless extended by the parties. After such termination, the Alliance Small Cap Growth Portfolio shall pay the
                  Distributor a monthly fee (payable on or before the fifth business day of the following month) at a rate equal to .25% per annum of the average daily net assets of the Portfolio attributable to Class IB shares.

         Section 2. The Agreement is hereby modified and amended by inserting therein a new Section 15 as follows:

                           For purposes of this Agreement "Subject Expenses"
                  shall mean the aggregate expenses of every character which are attributable to the Class IB shares allocated to the Alliance Small Cap Growth Portfolio, calculated on an accrual basis, including without limitation, all investment management and advisory fees, the distribution fee provided for in this Agreement, as increased or decreased, as the case may be, pursuant to Section 5 hereof, but excluding interest, taxes, brokerage commissions and other expenditures which are capitalized in accordance with generally accepted accounting principles, provided that, for purposes of this definition, such expenses will not reflect the effect of expense offset arrangements. In calculating monthly progress payments for the remaining months in calendar year 1997, Subject Expenses shall mean the aggregate expenses of every character which are attributable to the Class IB shares allocated to the Alliance Small Cap Growth Portfolio for periods from and after May 1, 1997, calculated on an accrual basis, including without limitation, all investment management and advisory fees, the distribution fee provided for in this Agreement, as increased or decreased, as the case may be, pursuant to
                  Section 5 hereof, but excluding interest, taxes, brokerage commissions and other expenditures which are capitalized in accordance with generally accepted accounting principles, provided that, for purposes of this definition, such expenses will not reflect the effect of expense offset arrangements.

         Section 3. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                         THE HUDSON RIVER TRUST


                         By:  /s/ John D. Carifa
                                  Name:  John D. Carifa
                                  Title: President and Chief Executive Officer

                         EQUITABLE DISTRIBUTORS, INC.


                         By:  /s/ James A. Shepherdson III
                                  Name:  James A. Shepherdson III
                                  Title: Co-President and
                                         Co-Chief Operating Officer



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